CARILLON INVESTMENTS, INC.
                           CODE OF ETHICS
              WITH REGARD TO SUMMIT MUTUAL FUNDS, INC.
                (EFFECTIVE AS OF FEBRUARY 27, 2006)

1.  Definitions
    1.1 Access Person. "Access Person" means any officer or director of the Principal Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the Principal Underwriter acts in, or whose functions or duties in the ordinary course of business relate to the making of, any recommendation to the Fund regarding the purchase or sale of Covered Securities.

    1.2 Principal Underwriter. "Principal Underwriter" means Carillon Investments, Inc., an Ohio corporation registered as a securities broker-dealer under federal and state law.

    1.3 Beneficial Ownership. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. Any report required by this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

    1.4 Fund. "Fund" means Summit Mutual Funds, Inc. and any other investment company registered under the Investment Company Act of 1940 for whom the Principal Underwriter acts as Principal Underwriter as that term is defined in the Securities Exchange Act of 1934.

    1.5 Control. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

    1.6 Covered Security. "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities which are direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares issued by registered open-end investment companies (other than shares of a Fund). The term "registered open-end investment companies" does not include unit investment trusts or open-end management companies that invest in a pool of securities held within a particular index and that are traded on an exchange, commonly referred to as exchange-traded funds ('ETFs')."

    1.7 Purchase or Sale of a Covered Security. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

    1.8 Security Held or to be Acquired by a Fund. "Security Held or to be Acquired by the Fund" means (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund for purchase; and
(ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

    1.9 Additional Definitions. All other terms used in this Code shall be defined by reference to the Investment Company Act of 1940 or the Securities Exchange Act of 1934.

2.  Purpose of the Code

    2.1 This Code is designed to prevent certain practices by Access Persons in connection with the purchase or sale, directly or indirectly, by Access Persons of a Security Held or to be Acquired by the Fund. These include:
         (a) employing any device, scheme or artifice to defraud the Fund;
         (b) making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
         (c) engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or
         (d) engaging in any manipulative practice with respect to the Fund.

In furtherance of this purpose, all Access Persons in executing personal securities transactions should at all times (i) place the interests of Funds first, (ii) avoid any actual or potential conflict of interest, (iii) not abuse their positions of trust and responsibility and (iv) not otherwise take inappropriate advantage of their positions.

3.  Prohibited Purchases and Sales

    3.1 No Access Person shall purchase or sell, directly or indirect-ly, any Covered Security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership that to his or her actual knowledge at the time of such purchase or sale:
         (a) is currently under active consideration for purchase or sale by the Fund; or
         (b) is being purchased or sold by the Fund until a period of five business days has elapsed from the date activity ceased in the purchase or sale of such security by the Fund.

    3.2 The prohibitions in paragraph 3.1 above shall apply to the purchase or sale by any Access Person of any convertible security, option or warrant of any issuer whose underlying securities are under active consideration by or for the Fund.

    3.3 No Access Person shall purchase and redeem, or redeem and purchase, shares of the same series of a Fund within any seven (7) calendar-day period. This prohibition shall not apply to transactions in shares of the Summit Apex Money Market Fund, or any other "money market" series of a Fund.

    3.4 The prohibitions of this Section 3. shall not apply to purchases and sales specified in Section 4. of this Code.

4.  Exempted Transactions

    4.1 The prohibitions in Sections 3. of this Code shall not apply to the following transactions by Access Persons:
         (a) purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control;
         (b)  purchases or sales of securities which are not
              eligible for purchase or sale by any Fund;
         (c)  purchases effected upon the exercise of rights
              issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and the sales of the rights so acquired;
         (d) purchases or sales which are non-volitional on the part of either the Access Person or the Fund; and
         (e) purchases which are part of an automatic dividend reinvestment plan.

5.  Prohibited Business Conduct

    5.1  No Access Person shall, either directly or indirectly:
         (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Principal Underwriter.
         (b) communicate non-public information about security transactions of Funds whether current or prospective, to anyone unless necessary as part of the regular course of a Fund's business. Non-public information regarding particular securities must not be given to anyone who is not an officer of the Principal Underwriter or of the Fund without prior approval of the President of the Fund or Principal Underwriter (or his/her delegate).

         (c) accept a gift, favor, or service of significant value from any person or company which, to the actual knowledge of such Access Person, does business or might do business with any Fund or the Principal Underwriter.

         (d) buy or sell any security or any other property from or to a Fund, provided that this item shall not be construed to prohibit a person from being a shareholder of a Fund or a policy owner of a variable annuity or life insurance policy which is funded or issued by a Fund.

6.  Reporting

    6.1 Reports Required. Unless excepted in section 6.2, every Access Person must report to the Principal Underwriter:

         (a) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information (which information shall be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

             (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

             (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

             (3) The date that the report is submitted by the Access
Person.

         (b) Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:
              (1) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                  (a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                  (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (c) The price of the Covered Security at which the transaction was effected;

                  (d) The name of the broker, dealer or bank with or through which the transaction was effected; and

                  (e) The date that the report is submitted by the Access Person.

             (2) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                (a) The name of the broker, dealer or bank with whom the Access Person established the account;

                (b) The date the account was established; and

                (c) The date that the report is submitted by the Access
Person.

         (c) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

             (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

             (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

             (3) The date that the report is submitted by the Access
Person.

    6.2  Exceptions from Reporting Requirements.

         (a) A person need not make a report under section 6.1 with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         (b) An Access Person need not make a quarterly transaction report to the Principal Underwriter under section 6.1 if all the information in the report would duplicate information required to be recorded under Section 275.204-2(a)(12) or 275.204-2(a)(13) of the Investment Advisers Act of 1940.

            (c) An Access Person need not make a quarterly transaction report under section 6.1 if the report would duplicate information contained in broker trade confirmations or account statements received by the Principal Underwriter with respect to the Access Person in the time period required by section 6.1 (b), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Principal Underwriter.

    6.3 Every Access Person aware of any violation of this Code shall report the violation to the President of the Principal Underwriter in an expedient fashion.

    6.4 Every Access Person shall certify on an annual basis that he or she has (i) read and understands this Code and recognizes that he or she is subject to the Code; (ii) complied with all requirements of the Code to which he or she is subject; and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

7.  Review of Reports

    7.1 The Principal Underwriter shall institute procedures by which appropriate management or compliance personnel review the reports described in section 6.1.

8.  Notification of Reporting Obligation

    8.1 The Principal Underwriter shall identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

9.  Administration of Code of Ethics

    9.1 The Principal Underwriter shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code of Ethics.

    9.2 No less frequently than annually, the Principal Underwriter shall furnish to the board of directors or trustees of every Fund a written report that:

              (a) Describes any issues arising under the Code of Ethics or procedures since the last report to the board of directors or trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

              (b) Certifies that the Principal Underwriter has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

10.  Recordkeeping Requirements

    10.1 The Principal Underwriter shall, at its principal place of business, maintain records in the manner and to the extent set forth below, and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

         (a) A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
         (b) A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         (c) A copy of each report made by an Access Person as required by section 6., including any information provided in lieu of the reports of section 6., must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         (d) A record of all persons, currently or within the past five years, who are or were required to make reports under section 6., or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

         (e) A copy of each report required by section 9.2 must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.


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